                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE
                                                                    NEWS RELEASE

For More Information Contact:

              Dennis Wolf                       Dave Ranhoff
              Executive Vice President          Executive Vice President
              (510) 657-7400                    (510) 657-7400


             CREDENCE SYSTEMS CORPORATION ANNOUNCES RESIGNATION OF WILMER BOTTOMS AS CHAIRMAN, DIRECTOR AND CHIEF EXECUTIVE OFFICER

     FREMONT, Calif.--December 8, 1998--Credence Systems Corporation ("Credence" or the "Company") (Nasdaq NMS: CMOS) announced the resignation of Wilmer Bottoms, as chairman of the board of directors, board member, and chief executive officer effective today. The Company also formed a new office of the president and has appointed Dennis Wolf, its executive vice president and chief financial officer, and David Ranhoff, its executive vice president, to hold such office until a new chief executive officer is named. The Company also named William Howard as Chairman of the Board of Directors. The Company is launching a search for a chief executive officer.

     Dr. Howard, the newly appointed Chairman of the Board of Credence, commented that "Credence, its employees and stockholders have benefited greatly from the many significant contributions Bill Bottoms has made to the Company during the past fifteen years. I'm very confident that the new product positioning and experienced management team currently in place will provide the elements for continued success."

     Dr. Howard has served as a Director of the Company since February 1995. He held various management positions at Motorola, Inc. between 1969 to 1987, most recently as Senior Vice President and Director of Research and Development. Dr. Howard was a Senior Fellow at the National Academy of Engineering conducting studies of technology management. Dr. Howard serves on the Board of Directors of VLSI Technology, Inc., BEI Electronics, Inc., Ramtron International, Inc. and Xilinx, Inc. as well as several private companies.


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

CREDENCE SYSTEMS CORPORATION ANNOUNCES RESIGNATION OF WILMER BOTTOMS AS CHAIRMAN, DIRECTOR, AND CHIEF EXECUTIVE OFFICER

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     Mr. Ranhoff, Executive Vice President, joined Credence in 1986.  During his tenure at Credence, Mr. Ranhoff has held various positions which include
National Sales Manager, Vice President of European Operations, Senior Vice President Worldwide Sales & Service, Senior Vice President Sales and Marketing, and Executive Vice President.

     Mr. Wolf, Executive Vice President and Chief Financial Officer, joined Credence in March of 1998. Mr. Wolf joined Credence from Centigram Communications Corporation where he began his tenure as Senior Vice President and Chief Financial Officer and then became Acting President.

     A conference call to discuss fourth quarter and year end results is scheduled for Wednesday, December 9, at 5:30 a.m. PST, 8:30 a.m. EDT. For conference call information, contact Credence Investor Relations at 510-623-4702.

     Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the worldwide semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and memory semiconductors. Utilizing its proprietary CMOS technologies, Credence products are designed to meet the strict time-to-market and ownership requirements of its customers.

     Headquartered in Fremont, California, the company maintains advanced production and design facilities in Beaverton, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at www.credence.com.

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